Exhibit 99.1

West Corporation	At the company:
11808 Miracle Hills Drive	Carol Padon
Omaha, NE 68154	Investor Relations
(402) 963-1500

West Corporation Announces Agreement to

Purchase Sprint Conferencing Assets

Company Also Revises 2005 Outlook Upward

OMAHA, NE, May 9, 2005 — West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced that InterCall Inc., a wholly owned subsidiary of West, has entered into an agreement to acquire Sprint (NYSE: FON) conferencing—related assets for $207 million in cash. The acquisition is expected to close within 30 days and will be funded with cash on hand and West’s existing bank credit facility. West and Sprint will also enter into a strategic alliance to jointly market and sell conferencing services. West will make additional future payments to Sprint based on customer revenues.

Sprint’s conferencing business offers an integrated portfolio that supports audio, video, web and event conferencing. The business is headquartered in Overland Park, KS and services corporate clients and government entities. Sprint will continue to provide a complete portfolio of wireline and wireless services to its customers, including conferencing in partnership with West.

The acquisition of Sprint’s conferencing business is expected to be immediately accretive to earnings and to produce revenues in the range of $63 to $68 million during the remainder of 2005, with operating margins in the range of 20% to 25%. The actual operating margin achieved will be partly dependent on the amortization of intangible expenses and certain integration costs that will be finalized after the acquisition closes.

“The addition of Sprint’s conferencing assets and the strategic alliance are important milestones in the growth of our Conferencing segment,” explained Tom Barker, Chief Executive Officer of West Corporation. “This move will allow us to combine the expertise of InterCall and Sprint to effectively grow our Conferencing business, leverage the Sprint sales force, and increase the diversity of our blue-chip client base.”

“Although Sprint has shifted its wireline strategy to focus on products that offer profitable growth and customer migration to wireless-enabled and IP driven solutions, conferencing remains an integral part of the telecom services we provide to our customers. The agreement with West will allow us to continue to sell “best in class” conferencing services to customers as part of an integrated communications portfolio, while providing the opportunity, through InterCall, to offer enhanced conferencing solutions in a more cost effective manner,” explained Howard Janzen, President of Sprint Business Solutions — Sprint.

Outlook

In light of this acquisition and increased demand for the West’s Receivables Management services, the company now anticipates the following results for the year ended December 31, 2005. This guidance assumes no additional acquisitions or changes in the current operating environment.

2005 Financial Outlook*

Consolidated Financial Outlook

	Original**	Updated

Revenue	$1,375 - $1,425	$1,455 - $1,510

Operating Margin	15.0% - 15.75%	15.5% - 16.5%

Net Income	$120 - $130	$130 - $140

Cash Flow from Operations	$190 - $210	$210 - $230***

Capital Expenditures	$60 - $70	$65 - $75

Financial Outlook by Segment

	Revenue		Operating Margin
	Original**	Updated	Original**	Updated

Communication Services	$835 - $850	$835 - $850	12.0% - 13.0%	12.0% - 13.0%

Conferencing Services	$355 - $375	$420 - $445	21.5% - 22.5%	21.0% - 23.0%

Receivables Management	$185 - $200	$200 - $215	17.0% - 17. 5%	17.0% - 18. 0%

In millions, except percentages

*  Assumes acquisition of Sprint conferencing occurs 6/1/05

**  As issued on December 15th, 2004

***  This estimate is net of $15 to $20 million in additional cash over the first few months following the acquisition, which will be be used to fund new accounts receivables and other working capital requirements

Conference Call

The company will hold a conference call to discuss this acquisition on May 10 at 10 AM Central Time. Investors may access the call by calling 1-888-412-9257 or by visiting the Investor Relations section of the West Corporation website at www.west.com and clicking on the Live Webcast icon. If you are unable to participate during the live webcast, a replay of the call will also be available on the website.

About West Corporation
West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, and conferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 28,000 employees based in North America, Europe and Asia.

For more information, please visit www.west.com.

About Sprint

Sprint offers an extensive range of innovative communication products and solutions, including global IP, wireless, local and multiproduct bundles. A Fortune 100 company with more than $27 billion in annual revenues in 2004, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States’ first nationwide all-digital, fiber-optic network; an award-winning Tier 1 Internet backbone; and one of the largest 100-percent digital, nationwide wireless networks in the United States. For more information, visit www.sprint.com/mr.

This news release contains forward looking statements within the meaning of the Federal securities laws. You can identify forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward looking statements also include the assumptions underlying or relating to any of the foregoing statements. For example, statements about our conferencing segment’s industry position and future growth, the expected closing date of the acquisition, expected growth in our conferencing segment, the timing and magnitude of expected cost savings, and the statements under the heading “2005 Financial Outlook” are forward-looking statements.

Our results could differ materially from the expectations expressed in these statements. Numerous factors could cause our results to differ from these expectations, including the possibility that: the transaction described above does not close or, prior to the closing of the proposed acquisition, the businesses of the companies suffer due to uncertainty; or we are unable to successfully integrate the Sprint conferencing business or achieve planned synergies. Further, we face risks in connection with completed or potential acquisitions; we are subject to extensive regulation that could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business; we cannot be certain that we will remain able to compete successfully in our highly competitive industries regardless of this transaction; our ability to recover on our charged-off consumer receivables may be limited under federal and state laws; our operating results may be harmed if we are unable to maximize our call center capacity utilization; increases in the cost of telephone and data services or significant interruptions in such services could seriously harm our business; the financial results of our Receivables Management segment depend on our ability to purchase charged-off receivable portfolios on acceptable terms and in sufficient amounts; any inability to continue to attract and retain a sufficient number of qualified employees could seriously harm our business; because we have operations in countries outside of the United States, we may be subject to political, economic and other conditions affecting such countries that could result in increased operating expenses and regulation on our business; the loss of one or more key clients would result in the loss of net revenue; because of the length of time involved in collecting charged-off consumer receivables on acquired portfolios and the volatility in the timing of our collections, we may not be able to identify trends and make changes in our purchasing strategies in a timely manner; we are exposed to the risks that third parties may violate our proprietary rights; our intellectual property rights may not be well protected in foreign countries; our networks are exposed to the risks of software failure; our clients may be affected by rapid technological change and systems availability; as well as the other risks that are described from time to time in our SEC reports (including our annual report on Form 10-K for the year ended December 31, 2004, and subsequently filed reports) available at www.sec.gov. We assume no obligation to update these forward looking statements contained in this announcement.

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